Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-100157) of Kirkland’s, Inc. pertaining to the 1996 Executive and Non-Qualified Stock Option Plan, the 2002 Equity Incentive Plan, the Employee Stock Purchase Plan, and certain outstanding stock options,

(2) Registration Statement (Form S-8 No. 333-189285) of Kirkland’s, Inc. pertaining to the Amended and Restated 2002 Equity Incentive Plan,

(3) Registration Statement (Form S-8 No. 333-232225) of Kirkland's, Inc. pertaining to the Amended and Restated 2002 Equity Incentive Plan, and

of our report dated April 4, 2023, with respect to the consolidated financial statements of Kirkland’s, Inc. included in this Annual Report (Form 10-K) of Kirkland’s, Inc. for the fiscal year ended January 28, 2023.

/s/ Ernst & Young LLP

Nashville, Tennessee

April 4, 2023